As filed with the Securities and Exchange Commission on March 5, 2025
Registration No. 333-
_______________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________________________________________________

Sunnova Energy International Inc.
(Exact name of registrant as specified in its charter)
_______________________________________________________________________________

Delaware	30-119-2746
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
20 East Greenway Plaza, Suite 540
Houston, Texas 77046
(Address, including zip code, of principal executive offices)

Sunnova Energy International Inc. 2019 Long-Term Incentive Plan
(Full title of the plan)
_______________________________________________________________________________

David Searle
Executive Vice President, General Counsel and Chief Compliance Officer
20 East Greenway Plaza, Suite 540
Houston, Texas 77046
Tel: (281) 892-1588
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
_______________________________________________________________________________

Copies to:

Travis J. Wofford
Douglas V. Getten
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Tel: (713) 229-1234
_______________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTORY STATEMENT

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E to Form S-8, Sunnova Energy International Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register (i) 13,609,013 additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), for issuance under the Registrant’s 2019 Long-Term Incentive Plan (the “Plan”), pursuant to the provisions of the Plan that provide for automatic annual increases in the number of shares reserved for issuance thereunder and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on July 29, 2019 (Registration No. 333-232878) to the extent not superseded hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 3, 2025;

(b)    the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2024 Annual Meeting of Stockholders (subject to the provisions thereof which provide that they are not incorporated by reference into Securities Act filings), filed with the Commission on April 4, 2024;

(c)    the Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2025, January 24, 2025, February 18, 2025, February 26, 2025 and March 3, 2025 (the second report filed on such date) (in each case, excluding any information “furnished” but not “filed” as set forth therein); and

(d)    the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on July 22, 2019, as updated by the description of the Common Stock included in Exhibit 4.1 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2020, filed on February 25, 2021, together with any amendment or report filed for the purpose of updating such description.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our second amended and restated certificate of incorporation and our third amended and restated bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•for any breach of the director’s duty of loyalty to our company or our stockholders;
•for any act or omission not in good faith or that involves intentional misconduct or knowing violation of the law;
•under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or
•for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL. We have entered into and intend to continue to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections. We believe that these agreements and insurance policies are necessary to attract and retain qualified individuals to serve as directors and executive officers.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.

ITEM 8. EXHIBITS.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description
4.1*	Second Amended and Restated Certificate of Incorporation of Sunnova Energy International Inc. (incorporated by reference to Exhibit 3.3 to Form 8-K filed on July 29, 2019)
4.2*	Third Amended and Restated Bylaws of Sunnova Energy International Inc. (incorporated by reference to Exhibit 3.2 to Form 10-Q filed on October 26, 2023)
5.1	Opinion of Baker Botts L.L.P.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page hereto)
99.1*	Sunnova Energy International Inc. 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to Form 8-K filed on July 29, 2019)
99.2*	2023 Form of Restricted Stock Unit Award Letter for Executive Officers (incorporated by reference to Exhibit 10.13 to Form 10-K filed on February 22, 2024)
99.3*	2023 Form of Standard Option Award Letter (incorporated by reference to Exhibit 10.15 to Form 10-K filed on February 22, 2024)
99.4*	2023 Form of Premium Option Award Letter (Exercise Price 120% of Closing Price) (incorporated by reference to Exhibit 10.16 to Form 10-K filed on February 22, 2024)
99.5*	2023 Form of Premium Option Award Letter (Exercise Price 110% of Closing Price) (incorporated by reference to Exhibit 10.17 to Form 10-K filed on February 22, 2024)
107	Filing Fee Table
__________________
*    Incorporated by reference as indicated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 5, 2025.

SUNNOVA ENERGY INTERNATIONAL INC.

By:	/s/ William J. Berger
Name: William J. Berger
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Berger, Eric M. Williams and David Searle, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William J. Berger	Chief Executive Officer and Director	March 5, 2025
William J. Berger	(Principal Executive Officer)

/s/ Eric M. Williams	Chief Financial Officer	March 5, 2025
Eric M. Williams	(Principal Financial and Accounting Officer)

/s/ Anne Slaughter Andrew	Director	March 5, 2025
Anne Slaughter Andrew

/s/ Akbar Mohamed	Director	March 5, 2025
Akbar Mohamed

/s/ C. Park Shaper	Director	March 5, 2025
C. Park Shaper

/s/ Jeremy D. Thigpen	Director	March 5, 2025
Jeremy D. Thigpen

/s/ Mary Yang	Director	March 5, 2025
Mary Yang